Exhibit 99.(h)(1)

Transfer Agency Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of February 1, 2023 (the “Effective Date”) by and between:

1.	SS&C GIDS, Inc., a corporation organized in the state of Delaware (referred to herein as “SS&C” or the “Transfer Agent”), and
2.	American Beacon Select Funds (the “Trust”), on behalf of each series of the Trust identified on Schedule A and each series which becomes a party to this Agreement in accordance with the terms hereof (each such series, a “Fund” and collectively, the “Funds”);

The Trusts and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.         As used in this Agreement, the following terms have the following meanings:

(a)    “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)    “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)    “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)    “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement or the Services.

(e)    “Fund Data” means all information with respect to a Fund, including information about a Fund’s business, financials and customers, data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by the Fund and all output and derivatives thereof (including any back-up data), necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)    “Confidential Information” means any information about the Trust, Fund or SS&C and any third party information that Trust, Fund or SS&C is required to keep confidential, including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Person, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Person, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)    “Data Supplier” means a third party supplier of Market Data.

(h)    “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(i)    “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(j)    “Governing Documents” means the constitutional documents of an entity.

(k)    “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(l)    “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.

(m)    “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(n)    “Market Data” means any third party market and reference data.

(o)    “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(p)    “Services” means the services listed in Schedule B, as may be amended, or under such other service schedules or appendixes, which may be added to this Agreement by the Parties from time to time.

(q)    “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of a third party.

1.2.       Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.       Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the Services under such schedule or appendix.

1.4.       Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.       The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule.

2.	Services and Fees

2.1.       Subject to the terms of this Agreement, SS&C will perform for the Fund the Services set forth in Schedule B and such other service schedules as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). SS&C shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedules to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Trust or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to the Service Schedules and related Fee Letter.

2.2.       In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any consent by a Fund to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update the Fund when making any material changes in sufficient detail to enable the Fund to object to a particular arrangement. SS&C shall be responsible for the services delivered by, and the acts and omissions of, any delegate as if SS&C had provided such services and committed such acts and omissions itself. Where required, such delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Unless otherwise agreed in a fee schedule, approved in writing by the Fund, SS&C shall be responsible for the compensation of its delegates.

2.3.       The Fund agrees to pay, the fees, charges and expenses as set out in the fee schedule agreed upon by the parties in a separate letter (the “Fee Letter”), which may be amended by the Parties from time to time, within thirty (30) days following the receipt of SS&C’s invoice. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. After the first year of the Initial Term, the total fee for all services for each succeeding year shall be subject to an annual cost of living increase on the anniversary of the Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

2.4.       Charges attendant to the development of reasonable changes to the TA2000 System requested by the Trust on behalf of a Fund (“Client Requested Software”) shall be at SS&C’s standard rates and fees in effect at the time. If the cost to SS&C of operating the TA2000 System is increased by the addition of Client Requested Software, SS&C shall be entitled to increase its fees by an amount to be mutually agreed upon.

3.	Fund Responsibilities

3.1.       The Fund’s duly appointed officers shall authorize all Transactions. Without limiting the foregoing, the Fund shall:

(a)    Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b)    Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and inform SS&C of any errors that it is in a position to identify.

(c)    Provide SS&C with timely and accurate information required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.       The Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify SS&C in writing of any changes to the Fund Governing Documents that may materially impact the Services prior to such changes taking effect. SS&C is not responsible for monitoring compliance by the Fund with (i) Law, or (ii) its respective Governing Documents.

3.3.       In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund in connection with the Services and (ii) not be disseminated by the Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to the Fund or any other Person for any Losses with respect to Market Data, reasonable reliance by SS&C Associates or the Fund on Market Data or the provision of Market Data in connection with this Agreement except where such action is the result of SS&C’s failure to exercise the standard of care in Section 6.1 herein.

3.4.       The Fund shall deliver, and procure that its agents, counsel, advisors, auditors, and any other Persons promptly deliver to SS&C all Fund Data. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.5.       Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith and without negligence, SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates reasonably believed by SS&C Associates to be from the Fund, its employees, Affiliates or agents in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

4.	Term

4.1.       The initial term of this Agreement will be five (5) years from the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for two successive terms of 1 year each unless either SS&C or the Trust provides the other with a written notice of termination at least 180 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.       SS&C or the Trust on behalf of a Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)    The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)    The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, or (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding., (iv) where the other Party is the Fund, material changes in the Fund’s Governing Documents that materially affect the Services or materially adverse to SS&C in its reasonable discretion.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.       Upon receipt of a termination notice from the Trust with respect to a Fund, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide reasonable exit assistance to the Trust in converting each Fund’s records from SS&C’s systems to whatever services or systems are designated by the Trust (the “Deconversion”); provided that all fees, charges and expenses have been paid. The Deconversion is subject to the recompense of SS&C for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring SS&C (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of SS&C, including the proprietary information of SS&C or its affiliates, or (iii) to develop Deconversion software, to modify any of SS&C’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

5.3.       If the Trust elects to terminate this Agreement prior to the end of the Term, the Trust agrees to pay an amount equal to the average monthly fee paid by the Trust to SS&C under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by SS&C for the Trust after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. For the avoidance of doubt, this provision does not apply to any Fund of the Trust that is liquidated prior to the end of the Term.

5.4.       In the event that the Trust on behalf of a Fund wishes to retain SS&C to perform additional transition or related post-termination services, including providing additional data and reports, the Trust and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by SS&C for such Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3, 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.

6.	Standard of Care, Limitation of Liability and Indemnification

6.1.       SS&C shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless and to the extent said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

6.2.       SS&C shall not be responsible for, and the Trust shall on behalf of the applicable Fund indemnify, defend, and hold SS&C harmless from and against, any and all Losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which SS&C or its Affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a)    All actions of SS&C or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and to the extent such actions are not caused by SS&C’s negligence or willful misconduct;

(b)    The Trust’s lack of good faith, negligence or willful misconduct which arise out of the material breach of any representation or warranty of the Trust hereunder;

(c)    The reliance on or use by SS&C or its agents or subcontractors of information, records, documents or services which (i) are received by SS&C or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar;

(d)    The reliance on, or the carrying out by SS&C or its agents or subcontractors of any instructions or requests of the Trust on behalf of the applicable Fund;

(e)    The offer or sale of shares of a Fund in violation of federal or state securities laws or regulations requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such shares;

(f)    upon the Fund’s request entering into any agreements required by the National Securities Clearing Corporation (the “NSCC”) required by the NSCC for the transmission of Fund or shareholder data through the NSCC clearing systems.

6.3.       (a) At any time SS&C may apply to any officer of the Trust for instructions, and may consult with Trust counsel with respect to any matter arising in connection with the services to be performed by SS&C under this Agreement, and SS&C and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. SS&C, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided SS&C or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

(b) SS&C shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to third party claims to the extent resulting from SS&C’s negligence willful misconduct or fraud.

6.4.       Except with respect to all amounts payable by a Party as part of its indemnification obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value.

6.5.       The maximum aggregate amount of cumulative liability of SS&C Associates to the Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement during the Term hereof, shall not exceed the fees (but excluding any expenses) paid by the Fund to SS&C under this Agreement for the most recent 60 months immediately preceding the date of the event giving rise to the Claim.

6.6.       In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the one party (the “Indemnitor”) may be required to indemnify the other party (the “Indemnitee”), the Indemnitee shall promptly notify the Indemnitor of such assertion, and shall keep the Indemnitor advised with respect to all developments concerning such claim. The Indemnitor shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify the Indemnitee except with the Indemnitor’s prior written consent.

7.	Representations and Warranties

7.1.         SS&C represents and warrants to the Trust that:

(a)    It is a corporation duly organized and existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the State of Missouri.

(b)    It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

(c)    It is registered as a transfer agent to the extent required under the 1934 Act and such registration has not been revoked or suspended beyond any objection or appeal period, and SS&C shall continue to maintain such registration as a transfer agent during the term of this Agreement. SS&C will promptly notify the Fund in writing in the event of any material change in SS&C’s status as a registered transfer agent. Should SS&C fail to be registered with the appropriate federal agency as a transfer agent at any time during the term of this Agreement beyond any time for objection or appeal, the Fund may, on written notice to SS&C, immediately terminate this Agreement.

(d)    It has and will continue to have and maintain the necessary systems, operations, facilities, equipment and personnel, to perform its duties and obligations under this Agreement.

(e)    All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(f)    It is in material compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

(g)    It will comply with all applicable laws and regulations in performing its duties required hereunder.

7.2.         Each Trust represents and warrants to SS&C that:

(a)    It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts or a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

(b)    It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

(c)    All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

(d)    It is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”).

8.	Fund Data

8.1.       The Fund (i) will provide or ensure that other Persons provide all Fund Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Fund Data. As between SS&C and the Fund, all Fund Data shall remain the property of the applicable Fund. Fund Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11. SS&C shall be permitted to act upon instructions from an authorized officer of the Fund with respect to the disclosure or disposition of Fund Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.       SS&C shall maintain and store material Fund Data used in the official books and records of the Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.

8.3.       SS&C will:

(a)    (a) Implement, maintain, and follow reasonable technical, administrative and physical safeguards to protect Fund Data from accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission of Fund Data, (ii) installation and maintenance of firewalls configured to protect Fund Data, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) an intrusion and vulnerability management program, (iv) tracking and monitoring access to network resources and Confidential Information, (vii) control access to physical hardware that contains Confidential Information, (viii) distributed denial of service mitigation services, (ix) a reasonable program for secure disposal of documents and media containing Fund Personal Information and Confidential Information, and (x) procedures for the maintenance of Fund Data;

(b)    monitor, evaluate, and in its commercially reasonable and professional discretion, adjust its systems and procedures in response to relevant changes in applicable Law, technology, changes in the sensitivity of the Fund Data and internal and external threats to information security; provided that SS&C shall not make any change, that alone or in the aggregate, materially and adversely affects the security of any Fund Data; and

9.	Data Protection

9.1.       From time to time and in connection with the Services SS&C may obtain access to certain personal information from the Fund. Personal information relating to the Fund and its Affiliates, trustees, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by SS&C and its Affiliates in connection with providing Services under this Agreement. The Fund consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law, provided that, upon request, SS&C shall provide notice of the location of any processing of such information outside the United States and, for avoidance of doubt, that such transmission and processing is not permitted in any country sanctioned by the U.S. Treasury Department’s Office of Foreign Asset Control.

9.2.       SS&C will notify the Fund without undue delay after becoming aware of a confirmed breach of Personal Information and provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority and those individuals impacted, as required by applicable Law. SS&C will not disclose or use Personal Information obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.

9.3.       SS&C will allow the Trust and its regulators or supervisory authorities to perform periodic, but not more frequently than annually, on-site audits as may be reasonably required to examine SS&C’s facilities relating to performance of the Services.

The Fund shall:

(a)	Ensure that the audit is conducted in a manner that does not disrupt SS&C’s business operations.
(b)	Pay SS&C costs, including staff time at standard rates.
(c)	Comply, and ensure that auditors comply, with SS&C’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.
(d)	Ensure that all auditors are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement (which the Fund shall provide to SS&C upon request).
(e)	Except for mandatory audits by government authorities, be limited to 1 Review per calendar year,
(f)	Not conduct penetration testing or other code scanning on SS&C’s environment and software.

9.4.        The foregoing provisions shall not apply to on-site visits by Trust’ employees or representatives from time to time for purposes of discussing SS&C’s performance under the Agreement; provided that Trust shall provide at least 30 days’ written notice no more frequently than annually unless circumstances reasonably warrant to SS&C of such visits and conduct them in a manner that will not materially interfere with SS&C’s normal and customary conduct of its business activities. SS&C may require any persons seeking access to its facilities to provide reasonable evidence of their authority. SS&C shall have the right to immediately require the removal of any Trust representatives from its premises in the event that their actions, in the reasonable opinion of SS&C, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of SS&C.

9.5.        The Fund acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by SS&C of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. SS&C will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Fund or its investors

10.	SS&C Property

10.1     SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither the Trust on behalf of a Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. The Trust on behalf of a Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1      Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2      Each Party may disclose the other Party’s Confidential Information:

(a)    In the case of the Trust on behalf of a Fund, to each of its Affiliates, trustees, officers, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Trust on behalf of a Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)    In the case of SS&C, to each SS&C Associate who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)    As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.

11.3      Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4      SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and, subject to Section 11.2(c), may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5      Upon the prior written consent of an authorized officer of the Trust, SS&C shall have the right to identify the Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C (unless required by Law), the Fund shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit SS&C from using any Fund data in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that the Fund is not named in such public statements without its prior written consent by an authorized officer of the Trust. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Fund or some other Person, Fund will reasonably cooperate with any request by SS&C to include such notices. The Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of the Fund, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of the Fund, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to the Fund or any of its respective assets, investors or customers.

11.6      In the event the Fund obtains information from SS&C or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to SS&C or destroyed as required by this provision.

12.	Notices

12.1      Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C:

SS&C GIDS, Inc.

333 W. 11th Street, 5th Floor

Kansas City, MO 64105

Attention: Legal Department

If to the Fund:

American Beacon Select Funds

220 E. Las Colinas Blvd., Suite 1200

Irving, TX 75039

Attention: Terri McKinney

13.	Miscellaneous

13.1      Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2      Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C, which consent shall not be unreasonably denied, delayed or conditioned. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without the Fund’s consent, the Fund may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within 30 calendar days of such notice to rescind such assignment or transfer. If the Fund terminates the Agreement as set forth in this section, the Fund will not be liable for payment through the end of the Term as otherwise required under Section 5.3 of this Agreement, but the Fund would remain responsible for payment for any Deconversion and post-termination services performed by SS&C in accordance with Sections 5.2 and 5.3.

13.3      Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the Commonwealth of Massachusetts. The courts of the Commonwealth of Massachusetts and the United States District Court for the Commonwealth of Massachusetts shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4      Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5      Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to the Fund or any other Person for, and the Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6      Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7      Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that SS&C may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Fund.

13.8      No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9      Additional Funds. In the event that the Trust establishes additional Funds in addition to the Funds named in the attached Schedule A with respect to which it desires to have SS&C render services as transfer agent under the terms hereof, it shall so notify SS&C in writing, and if SS&C agrees in writing to provide such services, such Fund shall become a Fund hereunder.

13.9      No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Fund shall not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who has been materially involved in the provision of the Services without the consent of SS&C; provided, however, that the foregoing shall not prevent the Fund from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Fund employs or engages any SS&C Associate who has been materially involved in the provision of the Services during the term of this Agreement or the period of 12 months thereafter, Fund shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C unless such employee was hired through general advertising in which case the Fund will have no liability to SS&C or its Affiliates.

13.10    No Warranties. Except as expressly listed herein, SS&C makes no warranties, whether express, implied, contractual or statutory with respect to the Services. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12     Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Fund is a party, SS&C reserves the right to charge a fee if the requests are voluminous and require extensive staff hours to compile the documents or otherwise respond, except where such Action is the result of the negligence of SS&C or if the Fund is bringing the Action against SS&C.

13.13     Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates.

13.14    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15    Limitation of Trustee, Officer and Shareholder Liability. It is expressly agreed that the obligations of the Trust and each Fund hereunder shall not be binding upon any of the Board members, officers, agents or employees of the Trust or upon the shareholders of any Fund personally, but shall only bind the assets and property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust.

13.16    No Liability of Other Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SS&C GIDS, INC.		AMERICAN BEACON SELECT FUNDS
By:	/s/ Nick Wright	By:	/s/ Terri McKinney
Name:	Nick Wright	Name:	Terri McKinney
Title:	Authorized Signatory	Title:	Vice President

Schedule A

Funds

AMERICAN BEACON SELECT FUNDS

AMERICAN BEACON SELECT FUND
U.S. Government Money Market Select Fund	1901

Schedule B

Transfer Agency Services

A.	General
1.	As used in this Schedule A, the following additional terms have the following meanings:
(i)	“ACH” shall mean the Automated Clearing House;
(ii)	“Bank” shall mean a nationally or regionally known banking institution;
(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended;
(iv)	“DTCC” shall mean the Depository Trust Clearing Corporation;
(v)	“IRA” shall mean Individual Retirement Account;
(vi)	“Procedures” shall collectively mean SS&C’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;
(vii)	“Program” shall mean Networking, Fund Serv or other DTCC program; and
(viii)	“TA2000 System” shall mean SS&C’s TA2000TM computerized data processing system for shareholder accounting.
2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.
3.	The Fund acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:
(i)	The Fund and other Persons that are not employees or agents of SS&C, whose cooperation is reasonably required for SS&C to provide the Services, providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.
(ii)	The communications systems operated by the Fund and other Persons that are not employees or agents of SS&C remaining fully operational.
(iii)	The accuracy and completeness of any the Fund Data or other information provided to SS&C in connection with the Services by any Person.
(iv)	Any warranty, representation, covenant or undertaking expressly made by the Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.
4.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by the Fund of the duties and obligations listed.
B.	SERVICES

1. Scope of Agency Services; SS&C Obligations.

A. SS&C utilizing the TA2000 System will perform the following services:

(i) issuing, transferring and redeeming book entry shares or cancelling share certificates as applicable;

(ii) maintaining shareholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by SS&C from the Fund, the Fund’s distributor (i.e., principal underwriter), the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Schedule C (each an “Authorized Person”), broker-dealers or shareholders;

(iii) when and if a Fund participates in the DTCC, and to the extent SS&C supports the functionality of the applicable DTCC program:

(a) SS&C will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C,

(b) issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d) maintaining shareholder accounts on TA2000 through the Programs;

(iv) providing transaction journals;

(v) once annually preparing shareholder meeting lists for use in connection with the annual meeting;

(vi) withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns to Fund’s vendor of choice;

(vii) disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of the Fund;

(viii) preparing and providing, in electronic format, to Fund’s print vendor of choice:

(a) confirmation forms for shareholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders’ accounts,

(b) copies of shareholder statements, and

(c) shareholder reports and prospectuses provided by the Fund;

(ix) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company;

(x) maintaining those records necessary to carry out SS&C’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;

(xi) calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C by the Fund’s distributor or any other Authorized Person from time to time, disbursing distributor or dealer commissions collected to such distributors/dealers, determining the portion of each sales charge payable to such distributor or dealer and disbursing such commissions to the distributor or dealer;

(xii) receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii) arranging the mailing to dealers of confirmations of wire order trades;

(xiv) processing, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and rejecting any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000. For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. SS&C’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C, to ensure accuracy. SS&C is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the SS&C Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state);

(xvi) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii) as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Fund to SS&C, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii) (where applicable) supporting Fund tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xix) in order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. If the Fund elects to have SS&C implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to SS&C, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix 1” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(xx) as mutually agreed upon by the parties as to the service scope and fees, SS&C shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2).

(xxi) as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxii) upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, SS&C may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

B. At the request of an Authorized Person, SS&C shall use reasonable efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C to use methods and procedures other than those usually employed by SS&C to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

C. SS&C shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided SS&C is advised in advance by the Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C’s cost of performing the services required hereunder at the current level of service, SS&C shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, SS&C shall be entitled to increase its fees by the amount of the increase in costs.

D. The Fund acknowledges that, subject to the terms of the Agreement, SS&C is currently using, and will continue to use, domestic or foreign SS&C affiliates to assist with software development and support projects for SS&C and/or for the Fund. As part of such support, the Fund acknowledges that such affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

E. The Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C provided that the requirements of the new funds are generally consistent with services then being provided by SS&C under the Agreement. If less than 60 days’ prior notice is provided by the Fund, additional ‘rush’ fees may be applied by SS&C. Rates or charges for additional funds shall be as set forth in the Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C’s then-standard pricing schedule.

F. The parties agree that to the extent that SS&C provides any services under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C will provide only printing, reproducing, and other mechanical assistance to the Fund and that SS&C will not make any judgments or exercise any discretion of any kind. The Fund agrees that it will provide express and comprehensive instructions to SS&C in connection with all of the services that are to be provided by SS&C under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C of the Fund in this regard.

G. The Fund instructs and authorizes SS&C to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the funds made available by the Fund. The Fund acknowledges and agrees that as part of such services, SS&C will act as service provider to the custodian for such IRAs.

H. If applicable, SS&C will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, and necessary funds for the payment of any original issue tax.

I. Upon receipt of a Fund’s written request, SS&C shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

J. If applicable, the Fund will furnish SS&C with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, SS&C, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C shall file Form X-17F-1A as required by applicable federal securities laws.

K. Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C to be duly authorized. SS&C reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

L. (i) As-of Reporting

(a) SS&C and each of the Funds agree that all prior adjustments for share transactions which involve purchase, redemption and repurchase orders processed at a time other than computation of net asset value (“NAV”) per share next computed after receipt of such orders but which are processed at the NAV next determined after such receipt (“As-ofs”) shall be carried forward under this Agreement, whether such adjustments are positive or negative to each Fund.

(b) SS&C shall utilize a system to (i) identify all As-ofs; (ii) identify the source of such As-ofs (e.g. action or omission by Fund, third party administrator for defined contribution plans (“TPA”), service provider); and (iii) shall compute the net effect (positive or negative) upon each Fund of such As-ofs so identified on a daily and cumulative basis.

(ii) As-of Calculation and Adjustments

(a) On each Fund’s business day, SS&C shall calculate the dollar amount equivalent to one half of one cent per share at the close of business on such day. The amount determined on the basis of the above calculation will represent the daily threshold limit for that Fund (the “Daily Threshold Limit”).

(b) At the end of each Fund’s calendar year, if the net effect of As-ofs attributed to SS&C is negative and exceeds the Daily Threshold Limit, then SS&C shall promptly make a payment to the respective Fund in cash, or as a credit to a reduction in the fee next payable under the Agreement, in such amount as necessary to reduce the net effect to the Daily Threshold Limit for the respective Fund.

(c) If on the last business day of each Fund’s calendar year, the cumulative net effect of As-ofs upon a Fund is positive, then SS&C shall be entitled to recover certain past payments hereunder or reductions in fees as long as such payments or deductions occurred during the same calendar year, and to credit such positive net amount against all future payments and reductions in fees that may be required under this Agreement.

(d) Annually at the beginning of each Fund’s calendar year, if the cumulative net effect of As-ofs upon a Fund is negative, SS&C shall promptly make a payment to the Fund in cash for the cumulative portion of As-ofs attributed to SS&C in order to reset the cumulative net effect of As-ofs for the Fund to zero.

(e) SS&C shall supply to each Fund daily reports summarizing As-ofs identified pursuant to Section B(1)(L)(i) of this Schedule, and the daily and cumulative net effects of such transactions, and shall advise each Fund at the end of each day of the net cumulative effect at such time. SS&C shall promptly advise each Fund if at any time the cumulative net effect exceeds the Daily Threshold Limit.

M. Changes and Modifications.

(i) SS&C shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days’ prior notice to allow the Fund to change its procedures and SS&C provides the Fund with revised operating procedures and controls.

(ii) All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C. The parties recognize that during the Term of this Agreement the Fund will disclose to SS&C Confidential Information and SS&C may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Fund hereby consents to SS&C’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C and (ii) the Fund hereby grants SS&C a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund.

2. Fund Obligations.

A. The Fund agrees to use its reasonable efforts to deliver to SS&C in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

B. The Fund will provide SS&C written notice of any change in Authorized Personnel as set forth on Schedule C.

C. The Fund will notify SS&C of material changes to its Declaration of Trust or Bylaws (e.g. in the case of recapitalization) that impact the services provided by SS&C under the Agreement.

D. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to SS&C.

3. Compliance.

A. SS&C shall perform the services under this Schedule A in conformance with SS&C’s present procedures as set forth in its Procedures, current summaries of which will be provided to the Fund upon request by the Fund, with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or distributor, or its or SS&C’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C’s obligations shall be solely as are set forth in this Schedule and any of other obligations of the Fund under applicable law that SS&C has not agreed to perform on the Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.

B. SS&C agrees to provide reports and information as may be reasonably necessary for the Funds to fulfill their obligations under Rule 38a-1 under the 1940 Act in connection with the services SS&C performs under this Agreement. SS&C shall provide such reports and information at no additional charge or cost to the Funds, provided that such reports are readily available under the SS&C systems. Any other reports and information will be provided upon request on a reasonable efforts basis.

4. Bank Accounts.

A. SS&C, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C shall deposit the funds SS&C receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of the Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under the Agreement. SS&C, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

B. SS&C is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

5. Records.

SS&C will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

A. Annual Purges by August 31: SS&C and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Letter.

B. Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.

C. Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

6. Disposition of Books, Records and Canceled Certificates.

SS&C may send periodically to the Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Fund without the consent of SS&C (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

SCHEDULE C

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Fund and SS&C, the Fund authorizes the following Fund personnel to provide instructions to SS&C, and receive inquiries from SS&C in connection with Schedule A and the Agreement:

Name & Title
Jeffrey Ringdahl, President & CEO	Terri McKinney, Senior Vice President
Samuel Silver, Vice President	Cortney Watts, Senior Client Operations Specialist
Rosemary Behan, General Counsel	Christina Sears, Chief Compliance Officer
Melinda Heika, Chief Financial Officer	Melinda Blackwill, Controller

This Schedule may be revised by the Fund by providing SS&C with a substitute Schedule C. Any such substitute Schedule C shall become effective twenty-four (24) hours after SS&C’s receipt of the document and shall be incorporated into the Agreement.

APPENDIX 1

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.
1.1	In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, SS&C offers certain risk-based AML Procedures that are designed to: (i) promote the detection and reporting of potential money laundering and terrorist financing activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with SS&C and desires to implement the AML Procedures as part of the Fund’s overall AML program.
1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs SS&C to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to SS&C the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and SS&C upon the execution by such parties of a revised Appendix 1 bearing a later date than the date hereof.
1.3	SS&C agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which SS&C maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement, the Fund’s instructions and prospectus, as amended from time to time.
1.4	SS&C agrees to have employees that provide AML Services attend SS&C’s anti-money laundering training. Periodic updates may be provided either in the form of a SS&C training session or a written bulletin from SS&C that may be disseminated in paper or electronic format to such SS&C employees.
2.	Consent to Examination. In connection with the performance by SS&C of the AML Procedures, SS&C understands and acknowledges that the Fund remains responsible for assuring compliance with the Bank Secrecy Act of 1970, as amended (the “BSA”) including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”). The BSA and the USA PATRIOT Act along with the regulations promulgated thereunder are collectively referred to herein as the “AML Laws and Regulations.” The records SS&C maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. SS&C hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, SS&C will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.
3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, SS&C is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the AML Laws and Regulations or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that SS&C shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which SS&C maintains the applicable Shareholder information.

4.	AML Procedures[1]
4.1	Consistent with the services provided by SS&C and with respect to the ownership of Shares in the Fund for which SS&C maintains the applicable Shareholder information, SS&C shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) and such other lists of sanctioned persons, entities or places as published by OFAC (collectively, the “Sanctions Lists”), the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by the AML Laws and Regulations and other applicable regulatory authorities;

(b) Submit all account registrations through Sanctions Lists, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities, including AML Laws and Regulations;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with SS&C;

(f)	Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to Funds; prepare and file the SAR; provide the Fund with a copy of the SAR promptly after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j) Compare account information to any Financial Crimes Enforcement Network (“FinCEN”) request received by the Fund and provided to SS&C pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

[1]	The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of SS&C, which have been made available to the Fund and which may be modified from time to time.

(k) (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund consistent with the AML Laws and Regulations, (ii) maintain records of the information used to verify the person’s identity, as required by AML Laws and Regulations, and (iii) determine whether the person appears on any Sanctions Lists, PEP Database or other known or suspected terrorists or terrorist organizations provided to the Fund by any government agency. If a customer’s identity cannot be verified from the information provided, SS&C will notify and consult with the AML Compliance Officer or another appropriate Fund officer regarding whether a SAR will be filed for verification. For a new account, if a customer’s identity cannot be verified, SS&C will reject the account application. For an existing account, if a customer’s identity cannot be verified, SS&C will place a stop purchase restriction on the account, and with the consent of the AML Compliance Officer, SS&C may close the account.

(l) Except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the Fund, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “ Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Fund in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required by applicable AML Laws and Regulations, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). SS&C will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, SS&C will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, SS&C will contact the Fund’s AML Officer for further instruction.

(n) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(o) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

(p) On a quarterly basis, make available to the Fund a report on SS&C’s performance of the AML Delegated Duties, among other compliance items, which report shall include information regarding the number of: (i) potential incidents involving unusual or suspicious activity, (ii) SARs and other reports or notices filed on behalf of the Fund, (iii) outstanding customer verification items, and (iv) potential and confirmed matches against the “Known Offender,” OFAC database and PEP database. Notwithstanding anything herein to the contrary, SS&C reserves the right to amend and update the form of its AML reporting from time to time to comply with new or amended requirements of applicable law or to enhance its compliance program.

4.2	In the event that SS&C detects activity as a result of the foregoing procedures, which necessitates the filing by SS&C of a SAR or other similar report or notice to OFAC, then SS&C shall also immediately notify the Fund, unless prohibited by applicable law.